SCHEDULE 14C INFORMATION STATEMENT

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INTERSEARCH GROUP, INC.
(Name of Registrant as Specified in Its Charter)

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INTERSEARCH GROUP, INC.

222 Kearny Street, Suite 550

San Francisco, California 94108

(415) 901-0410

NOTICE OF ACTION BY

WRITTEN CONSENT OF SHAREHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished by the Board of Directors of InterSearch Group, Inc., a Florida corporation, to holders of record of our common stock, $0.001 par value per share, at the close of business on June 22, 2006, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. The purpose of this Information Statement is to inform our shareholders of certain action that was taken by written consent, dated as of June 22, 2006, by the holders of a majority of our outstanding common stock. This Information Statement also shall be considered the notice required under Section 607.0704(3) of the Florida Business Corporation Act.

The action taken by the majority shareholders will not become effective until 20 days after the initial mailing of this Information Statement to the other shareholders.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER THE MATTER DESCRIBED HEREIN.

By order of the Board of Directors:

/s/ Gary W. Bogatay
Name: Gary W. Bogatay
Title: Chief Financial Officer

Dated: [July 5, 2006]

INTERSEARCH GROUP, INC.

222 Kearny Street, Suite 550

San Francisco, CA 94108

INFORMATION STATEMENT

INTRODUCTORY STATEMENT

InterSearch Group, Inc. is a Florida corporation with our principal executive offices located at 222 Kearny Street, Suite 550, San Francisco, California 94108. Our telephone number is (415) 962-9700.

At the request of our Board of Directors, we are sending this Information Statement to our shareholders to notify you about action taken by the holders of 53.3% of our outstanding common stock (the “Majority Holders”) on June 22, 2006, by written consent in lieu of a special meeting of the shareholders, in accordance with the Florida Business Corporation Act. The action taken was the approval and adoption of an amendment to our 2005 Equity Incentive Plan (the “Equity Incentive Plan”). In order to adopt the Equity Incentive Plan, the holders of a majority of our outstanding shares of common stock had to vote in favor thereof. The written consent will be effective 20 calendar days after the initial mailing of this Information Statement.

Under Section 607.0704 of the Florida Business Corporation Act, we are required to provide notice of the taking of any corporate action without a meeting by less than unanimous written consent to those shareholders who have not consented in writing, including those who are not entitled to vote on the action. On June 22, 2006, 25,225,532 shares of our common stock were outstanding. Each outstanding share of common stock is entitled to one vote on matters submitted for shareholder approval.

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

The close of business on June 22, 2006, is the record date (“Record Date”) for the determination of holders of common stock who are entitled to receive this Information Statement. This Information Statement is first being mailed on or before [July 5, 2006] to the holders of record of the outstanding shares of our common stock on the Record Date who did not consent in writing to the action.

AMENDMENT OF THE COMPANY’S

2005 EQUITY INCENTIVE PLAN

In December of 2005, the Board adopted, and our shareholders subsequently approved, the Intersearch Group, Inc. 2005 Equity Incentive Plan (the “Equity Incentive Plan”). As of June 22, 2006, there were 744,124 shares of common stock reserved for issuance under the Equity Incentive Plan.

As of June 22, 2006, options (net of any terminated, expired or forfeited options) covering an aggregate of 655,000 shares of our common stock had been granted under the Equity Incentive Plan. Only 89,124 shares of common stock (plus any shares that might in the future be returned to the Equity Incentive Plan as a result of the termination, expiration, or forfeiture of options) remained available for future grant under the Equity Incentive Plan as of such date. Management believes that the number of shares of common stock currently available for issuance under the Equity Incentive Plan is insufficient to meet its needs to provide for awards to the plan participants for the next twelve months.

On December 16, 2005, our Board of Directors approved and adopted an amendment to our Equity Incentive Plan, subject to shareholder approval. On June 22, 2006, shareholders owning approximately 53.3% of the outstanding shares of our common stock approved the amendment to the Equity Incentive Plan by action taken by written consent without a meeting in accordance with the Florida Business Corporation Act. No further vote of our shareholders is required to approve the amendment to the Equity Incentive Plan. Such approval by our shareholders will be effective 20 calendar days after the date this Information Statement is first mailed to our shareholders.

The amendment to our Equity Incentive Plan will increase the number of shares of common stock with respect to which awards may be granted under the Equity Incentive Plan from (1) 744,124 to 1,744,124 and (2) provide that as of December 16, 2005, any shares of common stock subject to awards granted under the Company’s 2004 Equity Incentive Plan, as amended, that become available for new grants under the terms of such plan will be available for the purpose of granting awards under the Equity Incentive Plan, thereby increasing the number of shares of common stock available for issuance under the Equity Incentive Plan. The complete text of the amendment is set forth at the end of this Information Statement.

The principal provisions of the Equity Incentive Plan, as amended, are summarized below.

Purpose of the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to advance the interests of the shareholders of the Company by enhancing our ability to attract, retain and motivate persons who make or are expected to make important contributions to the Company and its subsidiaries by providing such persons with equity ownership opportunities and performance-based incentives. In addition, by encouraging stock ownership by non-employee directors, the plan is intended to enable our company to seek to attract and retain directors of exceptional competence and to provide a further incentive to serve as a director.

Eligibility. The Equity Incentive Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options. In addition, the Equity Incentive Plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock. Approximately, 24 employees (including our executive officers) are eligible to receive awards under the Equity Incentive Plan.

Option Grants to Non-Employee Directors. The 2005 Plan also provides for automatic annual option grants to our non-employee directors. Each non-employee director will receive, on the day following the annual meeting of shareholders each year, commencing with the annual shareholders’ meeting in 2007, a nonqualified stock option to purchase 45,000 shares of our common stock. When a non-employee director first joins our board, then the director will receive an initial grant of stock options to purchase 60,000 shares of our common stock.

Options granted to our non-employee directors under the Equity Incentive Plan will have an exercise price equal to the fair market value of a share of our common stock on the option grant date. Currently, four of our directors are non-employee directors.

Administration. The Equity Incentive Plan is administered by a committee appointed by our Board of Directors or by the full Board. Subject to the discretion of the Board, all members of such committee must be a non-employee director and an outside director, as defined in the Equity Incentive Plan. Currently, the Equity Incentive Plan is administered by our compensation committee. Subject to the limitations set forth in the Equity Incentive Plan, the administrator has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise, and, subject to some restrictions, to specify other terms of stock awards. The unanimous approval of the Board is required to alter the vesting schedule described below for option grants to non-employee directors.

Exercise Price. The administrator establishes the option exercise price, which in the case of incentive stock options, must be at least the fair market value of the common stock on the date of the grant or, with respect to optionees who own at least 10% of our outstanding common stock, 110% of fair market value. The fair market value of our common stock for purposes of the Equity Incentive Plan is determined by such methods or procedures as shall be established from time to time by the administrator.

Transfer. Options granted under the Equity Incentive Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and to certain related individuals with the consent of the administrator. Incentive stock options must be exercised within three months after the optionee’s termination of employment for any reason other than disability or death, or within 12 months after the optionee’s termination by disability or death. Options granted to non-employee directors must be exercised within 90 days of the date they cease to be a director. Other options must be exercised within the time periods prescribed in the applicable award agreement as determined by the administrator.

Vesting. Options granted under the Equity Incentive Plan vest as follows: (1) for initial grants at the rate specified in the option agreement, provided that initial option grants to non-employee directors will vest in two annual increments beginning on the grant date of the option, and (2) annual grants to non-employee directors will vest in 24 equal monthly installments beginning one month after the date of grant of the option. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option, or when an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Change in Control. In the event of a change in control, any outstanding option that is not assumed or continued, or an equivalent option or right is not substituted therefor pursuant to the change in control transaction’s governing document, shall become fully vested and exercisable immediately prior to the effective date of such change in control and shall expire upon the effective date of such change in control. The term “change in control” shall be deemed to have occurred if (1) any person is or becomes the beneficial owner, directly or indirectly, of an amount of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (2) our shareholders approve a plan of complete liquidation or dissolution or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by our shareholders following the completion of such transaction in substantially the same proportions as their ownership immediately prior to such sale.

Limitation on Statutory Stock Options. Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000, shall automatically be treated as nonstatutory stock options.

Amendment and Termination. The Equity Incentive Plan may be amended, altered, suspended or terminated by our board of directors at any time, but no such amendment, alteration, suspension or termination may adversely affect the terms of any option previously granted without the consent of the affected optionee, and any amendment will be subject to shareholder approval to the extent required by applicable law, rules or regulations. Unless terminated sooner, the Equity Incentive Plan will terminate automatically in 2015.

Stock Subject to the Equity Incentive Plan. The maximum number of shares of common stock with respect to which plan awards may be granted under the Equity Incentive Plan, as amended, is 1,744,124 plus that number of shares of common stock subject to awards granted under the Company’s 2004 Equity Incentive Plan, as amended, that become available for new grants under the terms of such plan on or after December 16, 2005. Assuming effectiveness of the above-described amendment to the Equity Incentive Plan, as of June 22, 2006, there would be 1,156,311 shares available for option grants (67,187 of which became available for grant pursuant to the terms of the Company’s 2004 Equity Incentive Plan) and there were 655,000 options outstanding, of which 145,000 options were exercisable.

Federal Income Tax Consequences

A recipient of an incentive stock option will not recognize any taxable income upon the grant of the option or at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time as if the option were a nonqualified stock option). If the shares acquired upon exercise of the incentive stock option are sold or exchanged after the later of (a) one year from the date of exercise of the options and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will have ordinary income in the year of disposition equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale of the stock and the optionee will have capital gain or loss, long-term or short-term, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

Any options granted under the Equity Incentive Plan to non-employee directors will be nonqualified stock options, which do not qualify as incentive stock options and will not qualify for any special tax benefits to the option holder. An option holder generally will not recognize any taxable income at the time of the grant of a nonqualified stock option. However, upon the option’s exercise, the option holder will recognize ordinary income for federal income tax purposes measured by the excess of the fair market value of the shares on the exercise date over the exercise price. The income realized by an option holder who is also an employee will be subject to income and other employee withholding taxes.

The option holder’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the option holder’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Internal Revenue Code (the “Code”).

Requirements Regarding “Deferred Compensation”

Certain of the awards under the Equity Incentive Plan may constitute “deferred compensation” within the meaning of Section 409A of the Code, a recently enacted provision governing “nonqualified deferred compensation plans.” Failure to comply with the requirements of the provisions of the Code regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay substantial penalties.

New Plan Benefits

The following table sets forth the awards that the individuals and groups referred to below have received as of June 22, 2006, under the Equity Incentive Plan.

InterSearch Group, Inc.’s 2005 Equity Incentive Plan

Name and Position	Dollar Value	Number of Shares Underlying Options Granted
Daniel M. O’Donnell, President and Chief Executive Officer	—	—
Gary W. Bogatay, Jr., Chief Financial Officer, Secretary and Treasurer	$81,907	125,000
Steven Ernst, Chief Technology Officer	—	—
Robert E. Hoult, Executive Vice President of Business Development and Acquisitions	—	—
Andrew Keery, Executive Vice President of Strategic Alliances	—	—
Executive Group	$81,907	125,000
Non-Executive Director Group	$104,631	240,000
Non-Executive Officer Employee Group	$132,707	200,000

Because the administrator of the Equity Incentive Plan has complete discretion to determine awards under the Equity Incentive Plan, except for the automatic grants to non-employee directors, it is not possible to determine the benefits or amounts, if any, that will be received or allocated to any person under the Equity Incentive Plan. The following table presents certain information with respect to options currently anticipated to be granted under the Equity Incentive Plan within twelve months following June 22, 2006 to non-employee directors.

InterSearch Group, Inc.’s 2005 Equity Incentive Plan

Name and Position	Dollar Value		Number of Shares Underlying Options Granted
Non-Executive Director Group	N/A	(1)	180,000	(2)

(1)	The per share exercise price of the options will be the fair market value of our common stock on the date of grant.

(2)	Commencing with the 2007 annual meeting of shareholders and on the date of each shareholder meeting thereafter, each non-employee director will receive an annual grant of options to purchase 45,000 shares of our common stock, provided he or she continues to serve in such capacity.

SECURITY OWNERSHIP

The following table sets forth, as of June 22, 2006, information concerning the beneficial ownership of common stock by each director of the Company, the Chief Executive Officer and four other most highly compensated executive officers provided that their annual compensation exceeds $100,000, and all directors and executive officers as a group. Unless otherwise indicated below, the business address for each named individual is the principal executive office address, which is 222 Kearny Street, Suite 550, San Francisco, California 94108. According to rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has, or shares, the power to vote such securities or to direct their investment. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to shares beneficially owned.

The table also sets forth, as of June 22, 2006, the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to shares beneficially owned.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders:
Barron Partners L.P.	12,072,000	31.2%
The Daniel Michael O’Donnell and Kimberly Linn O’Donnell AB Living Trust(1)	5,632,406	17.4

Executive Officers and Directors:
Daniel M. O’Donnell(2)	5,633,912	17.4
Gary W. Bogatay, Jr.	375,168	1.2
Steven Ernst	4,433,893	13.7
Robert E. Hoult	1,683,893	5.2
Andrew Keery	3,371,393	10.4
Frank McPartland(3)	553,746	1.7
Lawrence Gibson(3)	30,000	*
Charles Dargan(3)	30,000	*
John Terlip(3)	94,892	*

All directors and executive officers as a group (9 persons)	16,206,896	50.0%

*	Less than 1.0%

(1)	Daniel O’Donnell, our President and Chief Executive Officer and Chairman of the Board, and his spouse Kimberly O’Donnell, currently the President of our wholly owned subsidiary InterSearch Corporate Services, have shared voting and investment power over The Daniel Michael O’Donnell and Kimberly Linn O’Donnell AB Living Trust (the “O’Donnell Trust”).

(2)	Includes 5,632,406 shares of common stock held by the O’Donnell Trust.

(3)	Includes 30,000 shares of common stock issuable pursuant to options that are currently exercisable.

Executive Compensation

The following tables provide information regarding the compensation earned by, options granted to and exercised by our Chief Executive Officer and our four other executive officers during the fiscal year ended December 31, 2005. We refer to our Chief Executive Officer and these other executive officers as the “named executive officers” in this prospectus.

Summary Compensation Table

Name	Title	Annual Compensation		Long-Term Compensation	All Other Compensation(1)
		Salary	Bonus	Securities Underlying Options(#)
Daniel M. O’Donnell	President and Chief Executive Officer	$220,000	$—	—	—
Gary W. Bogatay, Jr.	Chief Financial Officer, Secretary and Treasurer	131,667	30,000	43,750	117,608	(2)
Steven Ernst	Chief Technology Officer	165,000	—	—	—
Robert E. Hoult	Executive Vice President of Business Development and Acquisitions	165,000	—	—	—
Andrew Keery	Executive Vice President of Strategic Alliances	165,000	—	—	—

(1)	In accordance with the rules of the SEC, the other annual compensation described in this table does not include various perquisites and other personal benefits received by a named executive officer that do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus disclosed in this table.

(2)	Represents forgiveness of indebtedness. See “Certain Relationships and Related Transactions.”

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/ SARs Granted(#)	Percent of Total Options/ SARs Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date
Daniel M. O’Donnell	—	—	N/A	N/A
Gary W. Bogatay, Jr.	43,750	8%	$1.02	8/31/2015
Steven Ernst	—	—	N/A	N/A
Robert E. Hoult	—	—	N/A	N/A
Andrew Keery	—	—	N/A	N/A

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options/ SARs at FY-End($) Exercisable/ Unexercisable(1)
Daniel M. O’Donnell	—	—	—	—
Gary W. Bogatay, Jr.	—	—	43,750	$25,375
Steven Ernst	—	—	—	—
Robert E. Hoult	—	—	—	—
Andrew Keery	—	—	—	—

(1)	There is no active trading market for our stock. Our board of directors determined the fair market value of our common stock to be $1.60, based on the most recent sale price of our shares in our October 2005 private placement transaction.

Director Compensation

Historically, we paid no cash compensation to any Board member for serving on our Board of Directors. Beginning in our 2006 fiscal year, we began compensating our non-employee directors for serving on our Board, plus providing reimbursement of expenses incurred in attending Board meetings. No director who is an employee will receive separate compensation for services rendered as a director. Our directors are eligible to participate in our 2005 Equity Incentive Plan and are eligible to receive stock options granted under our 2005 Equity Incentive Plan. On December 16, 2005, our board of directors approved grants to each of our non-employee directors of options to purchase 60,000 shares of our common stock at an exercise price of $1.60, to vest in two annual installments, beginning on the date of grant. Commencing with our annual shareholders’ meeting in 2007, each active board member will receive on the day following our annual meeting of shareholders each year an annual grant of options to purchase 45,000 shares of our common stock, which will vest in 24 equal monthly installments beginning 30 days after the grant date. Options granted to our non-employee directors will have an exercise price equal to the fair market value of a share of our common stock on the date of grant.

NO DISSENTERS’ RIGHTS

You do not have the right to dissent and obtain an appraisal of your shares under Florida law in connection with the amendments to our Equity Incentive Plan described in this Information Statement.

WHERE CAN YOU FIND MORE INFORMATION ABOUT THE COMPANY

We file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at its public reference facilities at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the

SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

San Francisco, California

[July 5, 2006]

By order of the Board of Directors:

/s/ Gary W. Bogatay
Name: Gary W. Bogatay
Title: Chief Financial Officer

AMENDMENT NO. 1 TO INTERSEARCH GROUP, INC.

2005 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 to the InterSearch Group, Inc. (the “Company”) 2005 Equity Incentive Plan (the “Plan”) amends the Plan as set forth below effective as of [the effective date of the approval of the Company’s shareholders]. All capitalized terms not specifically defined in this Amendment shall have the meanings provided to them in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The second sentence of Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

“The maximum number of shares of Stock with respect to which Plan Awards may be granted under the Plan, subject to adjustment in accordance with the provisions of Section 9, shall be 1,744,124 shares.”

2.	Section 3(c) of the Plan is hereby amended in its entirety to read as follows:

“The shares of Stock involved in the unexercised or undistributed portion of any terminated, expired or forfeited Plan Award shall be made available for further Plan Awards. After the effective date of the Plan, if any shares of Stock subject to awards granted under the Company’s 2004 Equity Incentive Plan, as amended, would again become available for new grants under the terms of such plan as if that plan had remained in effect after its termination date, then those shares of Stock will be available for the purpose of granting Awards under this Plan, thereby increasing the number of shares of Stock available for issuance under this Plan as determined under the second sentence of Section 3(a). Any such shares of Stock will not be available for future awards under the terms of the Company’s 2004 equity Incentive Plan, as amended.”

3.	Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.